Form N-17f-2
              [As adopted in Release No. IC-17085, July 26, 1989,
                  effective September 25, 1989, 54 F.R. 32048.]


217  12-91

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

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1.  Investment Company Act File Number:                                               Date examination completed:
      811-05738                                                                       February 16, 2000
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2.  State identification Number:  NJ
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AL                    AK                   AZ                    AR                   CA                   CO
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CT                    DE                   DC                    FL                   GA                   HI
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ID                    IL                   IN                    IA                   KS                   KY
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LA                    ME                   MD                    MA                   MI                   MN
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MS                    MO                   MT                    NE                   NV                   NH
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NJ                    NM                   NY                    NC                   ND                   OH
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OK                    OR                   PA                    RI                   SC                   SD
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TN                    TX                   UT                    VT                   VA                   WA
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WV                    WI                   WY                    PUERTO RICO
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Other (specify):
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3.     Exact name of investment company as specified in registration  statement:
       United Capital Investment Corp.
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4.     Address of principal executive office: (number, street, state, zip code)
       60 East 42nd Street, New York  NY  10165
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INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Note: The estimated average burden hours are made solely for purposes of the Paperwork Reduction Act, and are not derived from a comprehensive or even a representative survey or study of the costs of SEC rules and forms. Direct any comments concerning the accuracy of the estimated average burden hours for compliance with SEC rules and forms to Kenneth A. Fogash, Deputy Executive Director, U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and Gary Waxman, Clearance Officer, Office of Management and Budget, Room 3208 New Executive Office Building, Washington, D.C. 20503.